Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

Cartica Acquisition Corp intends to file a registration statement on Form S-1 (together with any amendments or supplements thereto, the "Registration Statement") registering securities for offer ad sale in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

April 24, 2021	Signature:	/s/ Asif Ramji

	Name:	Asif Ramji